CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam U.S. Government Income Trust

We consent to the use of our report dated November 10, 2017, with respect to the financial statements of Putnam U.S. Government Income Trust, incorporated herein by reference, and to the references to our firm in the Form of Agreement and Plan of Reorganization in the Prospectus and under the headings “Independent Registered Public Accounting Firms” in the Statement of Additional Information, “Independent Registered Public Accounting Firm and Financial Statements” in Appendix A to the Statement of Additional Information, and “Other Disclosures” in Appendix B to the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
February 8, 2018